Exhibit 10.1

35 West 35th Street 6th FL

New York, NY 10001

Lee Bienstock

Dear Lee,

Congratulations!

We are pleased to offer you the position of Chief Operating Officer for DocGo, Inc.

We're just a few formalities away from getting down to work. Please take the time to review our formal offer. It includes important details about your compensation, benefits and the terms and conditions of your anticipated employment with DocGo.

To confirm your terms of employment, please sign and date this letter and the attached agreements in Exhibits A and Band submit the fully signed documents via Adobe sign at your earliest convenience and no later than within three (3) business days. When your acknowledgment is received, we will send you employee benefit enrollment forms, an employee handbook, which details our benefit plans.

This offer of employment and continued employment is conditional upon each of the following: (a) Compensation Committee approval of this offer letter and associated equity awards, (b) acceptance and signing of this letter without modification, (c) completion of all employment related forms required by DocGo, and/or any federal, state or local law, (d) suitability screening consisting of reference checks, a criminal history check, social security number verification and your agreement to strictly abide by all DocGo policies and procedures.

If you have any questions, please do not hesitate to email Human Resources at HR@Ambulnz.com. We look forward to welcoming you to the DocGo team!

/s/ Rosemarie Milano

Rosemarie Milano
Vice President, Human Resources
DocGo

Agreed and Accepted:

/s/ Lee Bienstock

Lee Bienstock
Date: As of 2/17/22

OFFER SUMMARY

We are pleased to offer you employment on the following terms, subject to the Terms of Employment (pages 5 –7, as well as the attachments that follow) and applicable DocGo policies, which are subject to change by DocGo from time to time:

Position	Chief Operating Officer, which includes those duties and responsibilities customary for this position, and as may be directed by your Manager. Your position is subject to change as provided in the Terms of Employment below.

Manager	Anthony Capone, President

Targeted Start Date	March 28, 2022. You will provide consulting services in connection with your transition to the Company without any additional compensation.

Annualized Salary	Annualized base salary of $415,000.00

Work Location	DocGo Headquarters: 35 West 35th Street, New York, NY 10001

Employee Benefits	Full access to employee benefits, as detailed in the applicable benefit plans and policies.

Discretionary Bonus	Bonus at 50% of annualized base salary, based on bonus metrics. See page 6 of Terms of Employment.

Equity

100,000 stock options, full vesting on first anniversary of employees’ start date.

On your start date and each anniversary thereafter, subject to requisite Compensation Committee approval, you will be granted 2.1 million dollars in equity value, paid 50% in Restricted Stock Units (RSU) and 50% in stock options (valued in accordance with Black Scholes), in all cases vesting over 4 years from the grant date.

Business Expenses	All legitimate and documented business expenses are reimbursable in accordance with Company policies.

Duties and Responsibilities

As the Chief Operating Officer, your job duties and responsibilities include, without limitation, the following:

●	Collaborate with the President in setting and driving organizational vision, operational strategy, and hiring needs.

●	Translate strategy into actionable goals for performance and growth helping to implement organization-wide goal setting, performance management, and annual operating planning.

●	Act as a strategic partner on the leadership team and work closely with the team to ensure they are meeting performance expectations.

●	Lead and develop a team across multiple locations and over various functions.

●	Motivate and lead a high-performance management team.

●	Attract, recruit, and retain required members of the executive team not currently in place.

●	Provide mentoring as a cornerstone to the management career development program. Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of our organization.

●	Coach and develop the team to ensure they are delivering against key business metrics.

●	Look for methods to improve quality, efficiency and productivity, reduce costs, increase profits, or improve control measures.

●	Work collaboratively to develop and/or improve systems, processes, controls and procedures that improve the overall efficiency of the firm and ensure excellent client service.

●	Provide timely, accurate and complete reports on the operating condition of the company.

●	Oversee transportation and mobile health operations and employee productivity, building a highly inclusive culture ensuring team members thrive and organizational outcomes are met.

●	Adhere to company, federal, state, and local business requirements, enforcing compliance and taking action when necessary.

●	Analyze internal operations and identify areas of process enhancement.

●	Develop actionable business strategies and plans that ensure alignment with short-term and long-term objectives developed in tandem with the President.

●	Directly oversee operations lines of business and partner with the President on sales. management to budget for sufficient investment capital to achieve growth targets over the near term and mid-term.

●	Aggressively manage capital investment and expenses to ensure the company achieves targets relative to growth and profitability.

●	Monitor performance with tracking and establish corrective measures as needed, and prepare detailed reports, both current and forecasting.

●	Maintain and build trusted relationships with key customers, clients, partners, and stakeholders.

●	Frequent and regular travel to operations across all company locations.

●	Constantly available as the final point of escalation across all operations within DocGo.

●	Performs all other duties as assigned.

EMPLOYEE BENEFITS

You will be eligible to participate in certain Company-sponsored benefits that the Company may from time to time offer to its employees. Before your Start Date, the Company will give you a summary plan description of all applicable benefit plans, which will include the following competitive offerings*:

Paid Vacation and Holidays	Unlimited Vacation (subject to manager approval), 3 floating holidays and 11 paid holidays in 2022

401K Eligibility	You must complete 2 months of consecutive employment. Your entry date for this contribution type will be the first day of the month after you meet the service requirements.

Sick Leave	Up to 56 hours accrued per calendar year

Health/Dental/Vision	Empire BlueCross BlueShield Medical / Cigna Dental / Ameritas Vision. Coverage is effective at the beginning of the month following the first 30 days of employment.

*	Official documents provided upon acceptance. Company policies are subject to change from time to time.

TERMS OF EMPLOYMENT

Employment Relationship

During your employment, you will devote your full-time best efforts to the business of DocGo. You may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with DocGo or its affiliates, including DocGo. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of your Manager, you may engage in other types of business or public activities. The Company may rescind such consent if the Company determines, in its sole discretion, that such activities compromise or threaten to compromise DocGo's business interests or conflict with your duties to DocGo.

Your employment relationship with DocGo is employment at-will. Accordingly, you may terminate your employment with DocGo at any time and for any reason whatsoever simply by notifying DocGo; and DocGo may terminate your employment at any time with or without cause or prior notice. In addition, DocGo retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, reporting relationship, work location, compensation (including base salary, bonus, commissions, and equity award terms), and benefits. Further, you agree and understand that there is a ninety (90) day Introductory Period whereby you will be closely evaluated. This Introductory Period does not alter your employment at-will status within the Company. As such, DocGo similarly reserves the right to terminate your employment relationship with or without reason or cause as well as with or without prior notice.

Compensation

●	$415,000 annualized base salary

Your compensation (including base salary, bonus, commissions, and all other compensation) will be paid less standard payroll deductions and tax withholdings and on DocGo's normal payroll schedule. As an exempt salaried employee, you will be required to work DocGo's normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for extra payment under the overtime laws.

Bonus

In addition to your base salary, you will be eligible to earn incentive cash compensation at 50% of your base salary, paid annually. Bonus metrics are as follows:

50%- Revenue to management approved budget 20%- Collections to management approved budget 15%- Gross margin to management approved budget 15%- EBITDA to management approved budget

At managements sole discretion, based on you exceeding your bonus metrics, additional discretionary bonus compensation may be recommended for approval. No bonus or additional incentive scheduled incentive compensation payment dates in order to be eligible for incentive compensation payments.

Equity

You will be eligible to participate in DocGo, lnc.'s 2021 Stock Incentive Plan (the "Equity Plan"). On your start date, subject to approval by our Compensation Committee, you will be eligible to be granted options to acquire up to 100,000 of shares of Common Stock of DocGo, Inc. pursuant to the Equity Plan at an exercise price per share determined by the DocGo Compensation Committee at the time of grant approval, which will be based on the DocGo market closing price at the time of approval. Your equity award, if any, will vest 100% on the first anniversary date of your start date. All equity incentive awards are governed by the terms of the Equity Plan and your Grant Notice for Stock Options.

In addition, on your start date and each anniversary date thereafter, subject to requisite Compensation Committee approval, you will be granted 2.1 million dollars in equity value, to be paid 50% in Restricted Stock Units (RSU) and 50% in stock options (valued in accordance with Black-Scholes), in all cases, vesting over 4 years from the grant date. Option exercise price per share and/or RSU value will be determined by the DocGo Compensation Committee at the time of grant approval, which will be based on the DocGo market closing price at the time of approval. These annual equity incentive awards are governed by the terms of the Equity Plan and your Grant Notice for Stock Options.

The incentive compensation program (Bonus) and incentive Equity Award set forth above are the only bonus, commissions, equity or other incentive compensation programs that will apply to you. No bonus or other incentive compensation is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing by the Company on scheduled incentive compensation payment dates in order to be eligible for incentive compensation payments.

Confidentiality, Proprietary Rights and Non-Compete Agreement

As a condition of employment, you shall sign and comply with the standard Employee Confidentiality, Proprietary Information and Non-Compete Agreement (the "Proprietary Information Agreement"). In addition, you are required to abide by DocGo's policies and procedures, as modified from time to time within DocGo's discretion, and acknowledge in writing that you have read and will comply with DocGo's Employee Handbook (and provide additional such acknowledgements as the Handbook may be modified from time to time).

During your employment AND FOR THE ONE YEAR PERIOD THEREAFTER, you will not, without the express written consent of Ambulnz's Board of Directors, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by Ambulnz; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

Dispute Resolution

In the event of any dispute or claim arising out of or in connection with this Agreement, any breach or the enforcement of rights hereunder, or relating to your employment or the termination of such employment, such dispute or claim shall be settled under and in accordance with the Mutual Dispute Resolution Agreement.

Miscellaneous

This Agreement, along with its exhibits, once received, forms the complete and exclusive statement of your agreement with DocGo regarding the subject matter hereof. It supersedes and replaces any other agreements or promises made to you by anyone concerning your employment terms, whether oral or written. This Agreement may not be amended or modified except by a written modification signed by you and a duly authorized officer of DocGo, except for those changes expressly reserved to DocGo discretion in this Agreement.

This Agreement is governed by the laws of the State of New York, without reference to conflicts of law principles. If any provision of this Agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.